Exhibit 99.1

RCI 3Q20 Club & Restaurant Sales

HOUSTON—July 9, 2020—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today reported sales for its Nightclubs and Bombshells restaurants for the Fiscal 2020 third quarter ended June 30, 2020.

Sales Data*

($ in millions)	3Q20	3Q19
Bombshells	$8.5	$8.8
Nightclubs	$5.8	$37.5
Total	$14.3	$46.2

* Current and historical Bombshells and Nightclubs sales data do not include non-core operations.

●	Sales are not directly comparable to the year-ago quarter. All 48 locations were closed in April 2020 due to the coronavirus pandemic. Following changing regional conditions and government regulations, we were able to reopen 11 locations by May 15, a total of 34 by May 31, a total of 40 by June 15, and back down to a total of 29 at the end of 3Q20, as indicated in our prior news releases.
●	Reopened locations were also subject to COVID-19 occupancy and other restrictions. Not all reopened clubs were able to operate at their full hourly and daily schedules. Some locations voluntarily closed temporarily for sanitizing and deep cleaning following CDC guidelines.
●	No location was open enough days to be included in the 3Q20 same-store sales base.

CEO Comment

Eric Langan, President & CEO, said, “We believe our 3Q20 sales demonstrate the resiliency of our business based on the geographic diversity and variety of formats of our subsidiary locations.

“They also illustrate the impressive efforts of our subsidiaries’ staff to return after being furloughed in March, quickly reopen locations when they could, and deal with the challenges the new normal presents. A huge round of thanks is in order.

“We greatly appreciate the loyalty of our customers. Bombshells guests came back within a week as we reopened older locations and the two new ones in the Houston area (Katy in October 2019 and US 59 in January 2020). Similarly, the under-40 demographic returned to our nightclubs right away while the over-40 crowd took a couple of weeks more to see that our subsidiaries were following all safety regulations.

“There will no doubt continue to be some ups and downs over what’s allowed to open and what’s not. For example, Tootsie’s Cabaret Miami, which generated more than $400,000 in sales the week it was open in June, did not reopen as anticipated this week due to changing conditions in South Florida.

“However, we continue to believe that based on a combination of revenues generated, locations currently operating and those anticipated to reopen, plus cash on hand, we are well positioned to weather temporary closings due to regional conditions. We anticipate filing our 10-Q and reporting more detailed results for 3Q20 on August 10.”

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Other Notes

●	Sales numbers are preliminary and subject to final closing.
●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company’s businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) our ability to maintain compliance with the filing requirements of the SEC and the Nasdaq Stock Market, (vii) the impact of the coronavirus pandemic, and (viii) numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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